UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

BIOVIE INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

INFORMATION STATEMENT OF BIOVIE INC.

100 Cummings Center, Suite 247-C

Beverly, MA 01915

Telephone (312) 283-5793

NOTICE OF ACTION TAKEN WITHOUT A STOCKHOLDERS MEETING

Date of Mailing:           , 2018

To the Stockholders of BioVie Inc.:

The accompanying Information Statement is furnished to holders of shares of common stock, par value $0.0001 per share (the “Common Stock”), of BioVie Inc. (the “Company”). Our Board of Directors approved on July 2, 2018, and recommended the approval by our stockholders of, an amendment to our Articles of Incorporation to increase the total number of authorized shares of common stock from 300,000,000 to 800,000,000.

Certain of our stockholders, holding a majority of our voting power on July 3, 2018, approved the amendment of our Articles of Incorporation by written consent in lieu of a special meeting of stockholders.

The amendment of our Articles of Incorporation will not be effective until a Certificate of Amendment is filed with the Secretary of State of the State of Nevada. We intend to file the Certificate of Amendment as soon as practicable, but not less than twenty (20) calendar days after the accompanying Information Statement is first mailed to our stockholders.

No action is required by you. The accompanying Information Statement is furnished only to inform our stockholders of the action described above before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended. This Information Statement is being mailed or otherwise provided to you on or about                 , 2018.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PLEASE NOTE THAT THE HOLDERS OF A MAJORITY OF OUR OUTSTANDING SHARES OF COMMON STOCK HAVE ALREADY APPROVED THE AMENDMENT OF OUR ARTICLES OF INCORPORATION BY WRITTEN CONSENT IN LIEU OF A MEETING. SUCH WRITTEN CONSENT IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENTS UNDER NEVADA LAW AND NO ADDITIONAL VOTING WILL CONSEQUENTLY BE NEEDED TO APPROVE THESE MATTERS.

Please carefully read the enclosed document in its entirety. You may also obtain other information about the Company from publicly available documents that have been filed with the Securities and Exchange Commission.

By Order of the Board of Directors

/s/ Jonathan Adams

Jonathan Adams

Director and Chief Operating Officer

BIOVIE INC.

100 Cummings Center, Suite 247-C

Beverly, MA 01915

INFORMATION STATEMENT

          , 2018

This Information Statement is being furnished to stockholders of BioVie, Inc., a Nevada corporation (the “Company”, “we”, “us” or “our”), to advise you of corporate action approved without a meeting by written consent of our stockholders holding a majority of our outstanding common stock. Such corporate action is the adoption of an amendment to our Articles of Incorporation to increase our authorized capitalization from 300,000,000 shares of Class A common stock, par value $0.0001 per share (referred to herein as the common stock), and 10,000,000 shares of preferred stock, par value $0.001 per share, to 800,000,000 shares of common stock and 10,000,000 shares of preferred stock, by filing an amendment to our Articles of Incorporation (the “Charter Amendment”). We are not increasing our authorized preferred stock which will remain unchanged. Approval of the Charter Amendment requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon. There are no dissenters’ rights applicable to the Charter Amendment.

A copy of the form of Certificate of Amendment to our Articles of Incorporation to be filed in connection with the Charter Amendment is attached to this Information Statement as Appendix A.

Our Board of Directors, by written consent on July 2, has approved, and stockholders holding 53,863,299 shares (approximately 54.7%) of our outstanding common stock on July 3, 2018 (the “Majority Stockholders”), have consented in writing to the Charter Amendment. On July 3, 2018 we had approximately 98,503,199 shares of common stock issued and outstanding. Accordingly, all corporate actions necessary to authorize the Charter Amendment have been taken. Under Section 78.320 of the Nevada Revised Statutes (“NRS”), any action required or permitted by the NRS to be taken at an annual or special meeting of stockholders of a Nevada corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having at least a majority of the voting power that would be necessary to authorize or take such action at a meeting. In accordance with the regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Charter Amendment will not become effective until at least 20 days after we have first mailed this Information Statement to our stockholders. Promptly following the expiration of this 20-day period, we intend to file a Certificate of Amendment to our Articles of Incorporation to effect the Charter Amendment. The proposed increase in the number of authorized shares of our common stock will become effective at the time of the filing of the Charter Amendment or at such other time as provided in the Charter Amendment.

PLEASE BE ADVISED THAT THIS IS ONLY AN INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Our executive offices are located at 100 Cummings Center, Suite 247-C , Beverly, Massachusetts 01915.

This Information Statement is first being mailed or otherwise provided to the holders of our outstanding common stock, our only class of voting securities outstanding, on or about                     , 2018. Each holder of record of shares of our common stock at the close of business on                          , 2018 is entitled to receive a copy of this Information Statement.

FREQUENTLY ASKED QUESTIONS

The following questions and answers are intended to respond to frequently asked questions concerning the actions approved by our Board of Directors and the persons entitled to vote a majority of our outstanding shares of common stock. These questions do not, and are not intended to, address all the questions that may be important to you. You should carefully read the entire Information Statement, as well as its appendices and the documents incorporated by reference in this Information Statement.

Q:	Why isn’t the Company holding a meeting of stockholders?

A:	Our Board of Directors has already approved the Certificate of Amendment to our Articles of Incorporation and has received the written consent of a majority of the voting interests entitled to vote on such actions. Under the NRS, these actions may be approved by the written consent of a majority of the voting interests entitled to vote. Since we have already received written consents representing the necessary number of votes, a meeting is not necessary and represents a substantial and avoidable expense.

Q:	Can I require you to purchase my stock?

A:	No. Under the NRS, you are not entitled to appraisal and purchase of your stock as a result of the Charter Amendment.

Q:	Who will pay the costs of the Charter Amendment?

A:	We will pay all of the costs of the Charter Amendment, including distributing this Information Statement. We may also pay brokerage firms and other custodians for their reasonable expenses for forwarding information materials to the beneficial owners of our common stock. We are not soliciting any proxies and will not contract for other services in connection with the stockholder action approving the Charter Amendment.

INCREASE IN AUTHORIZED CAPITAL STOCK

General

Our Articles of Incorporation authorize us to issue 300,000,000 shares of common stock and 10,000,000 shares of preferred stock. Our Board of Directors and Majority Stockholders have approved the Charter Amendment to increase our authorized capitalization to 800,000,000 shares of common stock and 10,000,000 shares of preferred stock. We are not increasing our authorized preferred stock which will remain unchanged. As of the date hereof, there are approximately 98,503,199 shares of common stock outstanding and 2,133,332 shares of preferred stock outstanding.

Immediately following the filing of the Charter Amendment and the associated increase in authorized capitalization to 800,000,000 shares of common stock, each share of our outstanding preferred stock will be converted into 100 shares of common stock (which is an aggregate of 213,333,200 shares of common stock). In addition, our Board of Directors will have the authority to issue authorized shares of common stock or preferred stock at such times, for such purposes and for such consideration as the Board may determine to be appropriate without requiring future stockholder approval of such issuances, except as may be required by applicable law or applicable stock exchange regulations.

Background; Recent Change of Control

Securities Purchase Agreement

On July 3, 2018, BioVie, Inc., a Nevada corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Acuitas Group Holdings, LLC (“Acuitas”) and certain other purchasers identified in the Purchase Agreement (together with Acuitas, the “Purchasers”) pursuant to which (i) the Purchasers agreed to purchase an aggregate of 2,133,332 shares of the Company’s newly created Series A Convertible Preferred Stock (the “Preferred Stock”) at a price per share of $1.50 per share of Preferred Stock (the “Initial Sale”) and (ii) the Company will issue associated warrants (the “Warrants”) to purchase 213,333,200 shares of the Company’s Class A Common Stock (the “Common Stock”), each subject to the terms and conditions set forth in the Purchase Agreement, for an aggregate consideration of $3.2 million. Acuitas also received an additional 833,333 Warrants in connection with the payoff of a note issued by the Company in favor of Acuitas. The Initial Sale and issuance of the Warrants occurred on July 3, 2018.

In addition, Acuitas has the option to purchase up to an additional 200,000,000 shares of Common Stock at a price per share of $0.015, and associated warrants on the same terms as the Warrants, within two weeks following the one year anniversary of the closing of the Initial Sale (the “Subsequent Sale”) in the event that the Company has not obtained $3,000,000 of funding through various non-dilutive grants prior to the one year anniversary of the closing of the Initial Sale.

Each share of Preferred Stock will automatically convert into 100 shares of Common Stock upon the filing with the Secretary of State of the State of Nevada of a Certificate of Amendment to the Company’s Articles of Incorporation (the “Amendment”) that increases the number of authorized shares of Common Stock to 800,000,000. The Amendment was approved by the written consent of the holders of more than a majority of the Company’s issued and outstanding Common Stock on July 3, 2018, and will be filed with the Secretary of State of the State of Nevada 20 calendar days following the distribution of the Company’s Definitive Information to be filed with the Securities and Exchange Commission. See the heading “Series A Convertible Preferred Stock” below for additional information related to the Preferred Stock.

The purchase price of the Preferred Stock in the Initial Sale, the exercise price of the Warrants, and the Common Stock in the Subsequent Sale is subject to adjustment. First, in the event that the volume weighted average price of the Common Stock during the five trading day period following July 3, 2018 is less than $0.015 per share, the price per share of Common Stock, the associated conversion ratio of the Preferred Stock, and the exercise price of the Warrants shall be retroactively adjusted to reflect such lower price. Second, in the event that Mallinckrodt Pharmaceuticals Ireland Limited prevails in any proceeding which results in the useful life of the Company’s current intellectual property rights being reduced by more than 75 percent, then the price per share of Common Stock, the associated conversion ratio of the Preferred Stock, and the exercise price of the Warrants shall be retroactively adjusted to 50 percent of the then-effective price per share of Common Stock under the Purchase Agreement (for example, if the then-effective price per share of Common Stock is $0.015, then following such event, the price per share will be $0.0075). In each case, the Company may be required to issue additional shares of Common Stock, but in no event will the Company be required to pay cash, to reflect such lower price per share.

The Purchase Agreement contained customary representations and warranties. In connection with the disclosure schedule associated with the representations and warranties, the Company also disclosed customary information, including the following: (i) the existence of the Mallinckrodt Pharmaceuticals Ireland Limited petition before the US Patent Trial and Appeal Board, (ii) the current capitalization of the Company, (iii) the Company’s obligation to pay a royalty on the net sales of BIV201 (continuous infusion terlipressin) in the amount of five percent to be allocated four percent to LAT Pharma LLC members, 0.4 percent to PharmaIn Corporation and 0.6 percent to The Barrett Edge, Inc. pursuant to the Agreement and Plan of Merger, dated April 11, 2016, by and between LAT Pharma LLC and the Company, (iv) the Company’s obligation to pay a royalty of five percent on net sales of all terlipressin products covered by specified patents up to a maximum of $200,000 per year pursuant to the Technology Transfer Agreement, dated July 25, 2016, by and between the Company and the University of Padova (Italy), and (v) certain recent issuances of Common Stock by the Company.

Pursuant to the Purchase Agreement, Terren Peizer, the Chairman of Acuitas, was appointed as a member of the Company’s Board of Directors (the “Board”) and as the Chief Executive Officer of the Company, effective July 3, 2018. There are no family relationships between Mr. Peizer and any other director or officer.

Jonathan Adams, the Company’s prior Chief Executive Officer and a member of the Board, effective upon the appointment of Mr. Peizer, resigned as the Chief Executive Officer, was appointed as the Company’s President and Chief Operating Officer, and will continue to serve as a member of the Board.

The issuance of the Preferred Stock, the Warrants and the underlying common stock under the Purchase Agreement is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

Common Stock Warrants

The Warrants have an exercise price per share of common stock equal to $0.018 (or 120 percent of the price per share of Common Stock equivalent under the Purchase Agreement), subject to adjustment as provided in the Purchase Agreement and in the event of certain stock dividends and distributions, stock splits, distributions of indebtedness or assets, or similar events affecting the Common Stock. In the event that the Company issues additional shares of Common Stock at a price per share less than the then-current exercise price of the Warrants, then the exercise price shall be reduced to such lower price. The Warrants are exercisable upon issuance and will expire six years after issuance and include a cashless exercise feature. The Warrants do not contain voting rights or any of the other rights or privileges of Common Stock.

Series A Convertible Preferred Stock

On July 2, 2018, in anticipation of the closing of the Initial Sale under the Purchase Agreement, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Nevada. The Certificate of Designation authorized the Company to issue 2,133,332 shares of Preferred Stock. Each share of Preferred Stock will automatically convert into 100 shares of Common Stock, subject to certain adjustments, upon the filing of the Amendment.

The Preferred Stock is entitled to vote on an as-converted to Common Stock basis. In the event of a dividend or other distribution by the Company, the Preferred Stock is entitled to payment on a pari passu basis with the Common Stock.

Copies of the Purchase Agreement, the Warrants and the Certificate of Designation are filed as Exhibits 3.1, 4.1 and 10.1, respectively, to our Current Report on Form 8-K, filed with the SEC on July 3, 2018. The foregoing description of the terms of the Purchase Agreement, the Warrants and the Certificate of Designation is only a summary of the material terms of the Purchase Agreement, the Warrants and the Certificate of Designation and does not purport to be complete. Such description is qualified in its entirety by reference to such exhibits.

Description of Securities

General

We are a Nevada corporation, and our affairs are governed by our Articles of Incorporation, our By-Laws and the NRS. The following are summaries of material provisions of our Articles of Incorporation, our Certificate of Designation and the NRS insofar as they relate to the material terms of our shares of common stock. We have filed copies of our complete Articles of Incorporation, and By-Laws, as amended, as exhibits in certain of our filings with the Securities and Exchange Commission (the “SEC”).  The following summary description relating to our share capital does not purport to be complete and is qualified in its entirety by our Articles of Incorporation and By-Laws.

Shares of Common Stock

Our Board of Directors believes that the increase in authorized shares of common stock is desirable in order to cause the conversion of the Series A Preferred Stock, and provide us with a greater degree of flexibility to issue shares of common stock, without the expense and delay of a special stockholders’ meeting, in connection with future equity financings, future opportunities for expanding the business through investments or acquisitions, management incentive and employee benefit plans and for other general corporate purposes.

To the extent that additional authorized shares of common stock are issued in the future, they will decrease our existing stockholders’ percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to the existing stockholders. The holders of our shares of common stock have no preemptive rights.

Voting

Holders of shares of common stock are entitled to one vote for each ordinary share on all matters to be voted on by the shareholders. Holders of shares of common stock do not have cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Holders of shares of common stock have no preemptive rights to purchase shares of common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the shares of common stock.

Dividends

The holders of our shares of common stock are entitled to such dividends as may be declared by our board of directors. We have not paid any dividends on our shares of common stock and do not anticipate paying any such cash dividends in the foreseeable future. The payment of dividends in the future will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Preferred Stock

We are currently authorized to issue 10,000,000 shares of preferred stock, $0.001 par value per share, with designations, rights and preferences determined from time to time by our Board of Directors. The Charter Amendment will not increase the number of authorized shares of preferred stock.

Shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board of Directors prior to the issuance of any shares thereof. Shares of preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

Series A Convertible Preferred Stock

The Company is authorized to issue 2,133,332 shares of Preferred Stock. Each share of Preferred Stock will automatically convert into 100 shares of Common Stock, subject to certain adjustments, upon the filing of the Charter Amendment.

The Preferred Stock is entitled to vote on an as-converted to Common Stock basis. In the event of a dividend or other distribution by the Company, the Preferred Stock is entitled to payment on a pari passu basis with the Common Stock.

We do not have any current plans, proposals or arrangements, written or otherwise, to create or issue any additional shares of preferred stock using the “blank check” authority afforded our Board of Directors by the Charter Amendment. However, our Board believes that this authority is beneficial because it provides us with increased flexibility in pursuit of equity financing. Having authorized “blank check” preferred stock permits us to issue preferred stock for purposes that may be identified in the future, including (i) to raise additional capital or (ii) to engage in a range of investment and strategic opportunities through equity financings. The shares of preferred stock permit our Board of Directors to undertake the foregoing actions on an expedited basis, without the delay and expense ordinarily attendant on obtaining further shareholder approvals. In addition, our Board of Directors believes that the having authorized “blank check” preferred stock improves our ability to attract needed investment capital, as various series of the preferred stock may be customized to meet the needs of any particular transaction or market conditions. “Blank check” preferred stock is commonly authorized by publicly traded companies and is frequently used as a preferred means of raising capital. In particular, in recent years, smaller companies have been required to utilize senior classes of securities to raise capital, with the terms of those securities being highly negotiated and tailored to meet the needs of both investors and the issuing companies. Such senior securities typically include liquidation and dividend preferences, protections, conversion privileges and other rights not found in shares of common stock.

The issuance of preferred stock could affect the relative rights of the holders of our shares of common stock. Depending on the exact powers, preferences and rights, if any, of the preferred stock as determined by our Board of Directors at the time of issuance, the voting power and economic interest of the holders of our shares of common stock may be diluted. For example, the holders of preferred stock may be entitled to (i) certain preferences over the holders of our shares of common stock with respect to dividends or the power to approve the declaration of a dividend, (ii) in the event of liquidation of our company, receive a certain amount per share of their preferred stock before the holders of our shares of common stock receive any distribution, (iii) rights to convert their preferred stock into shares of common stock, and (iv) voting rights which would tend to dilute the voting rights of the holders of our shares of common stock. The aforementioned are only examples of how shares of our preferred stock, if issued, could result in:

•	Reduction of the amount of funds otherwise available for payment of dividends on our shares of common stock;

•	Restrictions on dividends on our shares of common stock;

•	Dilution of the voting power of our shares of common stock; and

•	Restrictions on the rights of holders of our shares of common stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of our preferred stock.

Purpose and Effect of Increasing the Number of Our Authorized Shares of Common Stock

As discussed in detail above under “Increase In Authorized Capital Stock — General”, we may be required to issue part of the additional authorized common shares resulting from the increase in the number of our authorized shares of common stock upon conversion of the Series A Preferred Stock or the exercise of the Warrants. Except as we may be required to do so upon conversion of the Series A Preferred Stock or the exercise of the Warrants, we have no other current plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized common shares resulting from the increase in the number of our authorized shares of common stock. In addition, please see above under “Description of Securities — Shares of Common Stock”.

Interest of Certain Persons In Favor of or Opposition to Matters Acted Upon

None of the directors or executive officers of the Company has any substantial interest resulting from the increase in authorized capital stock, except for the following:

•	Terren Peizer, is the Chairman of Acuitas, which purchased $3,000,000 of Preferred Stock, and acquired Warrants to purchase 200,000,000 shares of Common Stock in connection with the Transaction. However, the Closing of the Transaction was conditioned on the prior approval of the stockholders and Mr. Peizer did not have the right to vote his shares in connection with the approval of the Charter Amendment;

•	Cuong Do, a director, purchased $130,000.00 of Preferred Stock, and acquired Warrants to purchase 8,666,600 shares of Common Stock in connection with the Transaction;

•	Jim Lang, a director, purchased $30,000.00 of Preferred Stock, and acquired Warrants to purchase 2,000,000 shares of Common Stock in connection with the Transaction;

•	Michael Sherman, a director, purchased $25,000.00 of Preferred Stock, and acquired Warrants to purchase 1,666,600 shares of Common Stock in connection with the Transaction; and

•	Jonathan Adams, a director and our current President and Chief Operating Officer who was the President and Chief Executive Officer prior to the Transaction, purchased $15,000.00 of Preferred Stock, and acquired Warrants to purchase 1,000,000 shares of Common Stock in connection with the Transaction.

Procedure to Effect the Share Increase

In order to effect the increase in the number of our authorized shares of common stock, we will file a Certificate of Amendment with the Secretary of State of the State of Nevada to amend our existing Articles of Incorporation. The share increase will become effective at the time specified in the Amendment, which is referred to below as the “effective time.” A copy of the form of Certificate of Amendment to our Articles of Incorporation to be filed in connection with the Charter Amendment is attached to this Information Statement as Appendix A.

The Charter Amendment has received the unanimous approval of our Board of Directors and has also been approved by stockholders holding a majority of our outstanding common stock. The text of the form of Charter Amendment attached hereto as Appendix A is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board of Directors deems necessarily and advisable to effect the increase in the number of our authorized shares of common stock, including the insertion of the effective time determined by the Board of Directors.

As soon as practicable after the effective time, stockholders will be notified that the increase in the number of our authorized shares of common stock has been effected through the filing of a Current Report on Form 8-K with the SEC.

Possible Anti-Takeover Effects of the Proposed Increase in Authorized Capital Stock

The increase in authorized capital with respect to the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of our company without further action by our stockholders. Authorized and unissued shares of common stock could be issued (within the limits imposed by applicable law) in one or more transactions. Any such issuance of additional shares of common stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of us.

Our Board of Directors acknowledges that the issuance of preferred stock may have the effect of discouraging or thwarting persons seeking to take control of us through a corporation transaction, tender offer or a proxy fight or otherwise seeking to bring about the removal of our incumbent management. Because the authorization of “blank check” preferred stock could be used by our Board of Directors for the adoption of a shareholder rights plan or “poison pill,” the preferred stock may be viewed as having the effect of discouraging an attempt by another person or entity to acquire control of us through the acquisition of a substantial numbers of shares of common stock.

While the Charter Amendment may have anti-takeover ramifications, our Board of Directors believes that the reasons for such Charter Amendment set forth above outweigh any disadvantages. To the extent that such amendment may have anti-takeover effects, such amendment may encourage persons seeking to acquire our company to negotiate directly with the Board of Directors, enabling the Board of Directors to consider the proposed transaction in a manner that best serves our stockholders’ interests. The Charter Amendment has not been made in response to, and is not being presented to deter, any effort to obtain control of us.

No Pre-Emptive Rights

Holders of our common and preferred stock do not have any pre-emptive or similar rights to acquire or subscribe for or purchase any additional shares of any class of capital stock that may be issued in the future and, therefore, future issuances of our common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of our existing stockholders.

No Dissenters' Rights

In connection with the approval of the number of our authorized shares of common stock, you and our other stockholders will not have a right to dissent and obtain payment for their shares under the NRS or our Articles of Incorporation or By-laws.

Financial Information

Our audited financial statements and accompanying notes filed with our Annual Report (our “Annual Report”) on Form 10-K for the year ended June 30, 2017, as amended, are incorporated herein by reference.

Our unaudited condensed interim financial statements and accompanying notes filed with our Quarterly Report on Form 10-Q (our “Quarterly Report”) for the period ended March 31, 2018, are incorporated herein by reference.

Item 7 of Part II of our Annual Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated herein by reference.

Item 2 of Part II of our Quarterly Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of July 3, 2018, unless otherwise noted, by:

●	each stockholder known to us to own beneficially more than 5% of our common stock;

●	each of our directors;

●	each of our executive officers; and

●	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power with respect to securities. Common shares relating to options, warrants or convertible debentures currently exercisable, or exercisable within 60 days of July 3, 2018, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to the community property laws where applicable, the persons or entities named in the tables have sole voting and dispositive power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Common Shares of Beneficial Ownership (1)	Percentage of Beneficial Ownership (2)

Terren Peizer(3)	400,833,333	80.3%
Jonathan Adams(4)	8,136,248	8.1%
Julie Anderson	368,500	*
Cuong Do(5)	20,537,888	17.7%
James Lang(6)	5,328,788	5.2%
Hari Kumar	427,272	*
Michael Sherman(7)	3,935,472	3.9%
Mina Sooch	613,636	*
All Directors and executive officers as a group (eight persons):	440,181,137	83.6%

Other 5% or Greater Beneficial Owners:
Acuitas Group Holdings, LLC(8) 11601 Wilshire Boulevard Suite 1100 Los Angeles, CA 90025	400,833,333	80.3%

Elliot Ehrlich(9) 9511 Collins Ave #807 Surfside, FL 33154	7,662,500	7.8%

Leo and Helene Ehrlich 7846 Tennyson Ct. Boca Raton, FL 33433	8,500,000	8.6%

Rebecca Guttman 655 Ibsen St., Woodmere, NY 11598	8,500,000	8.6%

RGN Brothers Trust 2715 Avenue L, Brooklyn, NY 11210	8,500,000	8.6%

* Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, which include holding voting and investment power with respect to the securities. Shares of common stock subject to options, warrants or Series A Preferred Stock currently exercisable or convertible, or exercisable within 60 days of July 3, 2018, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person.

(2)	Percent of class based on 98,503,199 shares of common stock outstanding as of July 3, 2018.

(3)	Mr. Peizer is affiliated with Acuitas Group Holdings, LLC, and may be deemed to have voting and investment power over the shares held of record by Acuitas Group Holdings, LLC, and Mr. Peizer, may be deemed to have voting and investment power over the shares held of record by Acuitas Group Holdings, LLC. Includes (i) 200,000,000 shares of common stock, issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of July 3, 2018, and (ii) 200,833,333 shares of common stock, issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of July 3, 2018

(4)	Includes (i) 1,000,000 shares of common stock, issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of July 3, 2018, and (ii) 1,022,727 shares of common stock, issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of July 3, 2018

(5)	Includes (i) 8,666,600 shares of common stock, issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of July 3, 2018, and (ii) 8,833,267 shares of common stock, issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of July 3, 2018

(6)	Includes (i) 2,000,000 shares of common stock, issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of July 3, 2018, and (ii) 2,348,485 shares of common stock, issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of July 3, 2018

(7)	Includes (i) 1,666,600 shares of common stock, issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of July 3, 2018, and (ii) 1,700,691 shares of common stock, issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of July 3, 2018

(8)	Includes (i) 200,000,000 shares of common stock, issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of July 3, 2018, and (ii) 200,833,333 shares of common stock, issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of July 3, 2018

(9)	Includes 62,500 shares of common stock, issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of July 3, 2018

STOCKHOLDERS SHARING AN ADDRESS

Unless we have received contrary instructions from a stockholder, we are delivering only one Information Statement to multiple stockholders sharing an address. We will, upon request, promptly deliver a separate copy of this Information Statement to a stockholder who shares an address with another stockholder. A stockholder who wishes to receive a separate copy of the Information Statement may make such a request in writing to the Company at BioVie Inc., 100 Cummings Center, Suite 247-C, Beverly, MA 01915, or by telephone at (312) 283-5793. If you are currently receiving multiple mailings at one address and would like to request a single mailing at one address, you may do so by contacting the Company as indicated above.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Exchange Act and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the SEC. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

You may request a copy of these filings, at no cost, by writing BioVie Inc. at 100 Cummings Center, Suite 247-C, Beverly, MA 01915, attention Corporate Secretary, or telephoning the Company at (312) 283-5793.

This Information Statement is provided to our stockholders only for information purposes in connection with the Authorized Share Increase, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

Dated: July 3, 2018	BY ORDER OF THE BOARD OF DIRECTORS

	By:	/s/ Jonathan Adams
Name: Jonathan Adams
Title: Chief Operating Officer

APPENDIX A

Form of Certificate of Amendment

to the Articles of Incorporation of BioVie Inc.

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

BIOVIE INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article III(a) is amend by replacing the existing language with the following language:

(i) The total number of share of stock that the Corporation shall have authority to issue is 810,000,000, consisting of

(ii) 800,000,000 shares of Class A Common Stock, par value $0.0001 per share ("Common Stock") and

(iii) 10,000,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock").

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 1-5-15